Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on September 20, 2005. Shareholders voted to amend the Declaration of Trust of the Trust to change the maximum number of Trustees allowed on the Trust's Board of Trustees from seven to nine. In addition, shareholders voted on the election of trustees.

With regard to the amendment of the maximum number of Trustee's allowed on the Board of Trustees, 19,642,977 common and preferred shares voted in favor of the amendment, 842,873 common and preferred shares voted against the amendment and 172,208 common and preferred shares abstained from voting on the amendment.

With regard to the election of the following trustees by common and preferred shareholders of the Fund:

						# of Shares
					In Favor	Withheld
Randall C. Barnes			20,318,707	339,351
Daniel Black 			20,324,223	333,835

With regard to the election of the following trustees by preferred shareholders of the Fund:
						# of Shares
					In Favor	Withheld
Michael A. Smart			10,030		41
Ronald A. Nyberg			10,030		41

The other trustees of the Fund whose terms did not expire in 2005 are Nicholas Dalmaso, Tracy Maitland, Derek Medina and Gerald Seizert.